As filed with the Securities and Exchange Commission on November 8, 2019

No. 333-233875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nine Energy Service, Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0759121
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 Kirby Drive, Suite 200

Houston, Texas 77019

(281) 730-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Theodore R. Moore

Senior Vice President and General Counsel

2001 Kirby Drive, Suite 200

Houston, Texas 77019

Telephone: (281) 730-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey, P.C.

Lanchi D. Huynh

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

(713) 836-3600

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Nine Energy Service, Inc. (the “Registrant”) is filing this Amendment No. 1 to its Registration Statement on Form S-3 (File No. 333-233875) as an exhibit-only filing for the sole purpose of filing updated auditor consents as Exhibit 23.1 and Exhibit 23.2. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, this Amendment No. 1 consists of only the facing page, this Explanatory Note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Company.

SEC registration fee		$3,932.94
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent’s fees and expenses		*
Miscellaneous expenses		*

Total expenses	$	*

*	Estimated expenses not presently known.

Item 15.	Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

As permitted by Delaware law, the Company’s Third Amended and Restated Certificate of Incorporation, dated January 23, 2018, provides that a director will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided for in the Company’s certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. The Company’s Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws provide that the Company will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

The Company has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities.

The Company has entered or will enter into written indemnification agreements with its current and future directors and officers that may be broader than the specific indemnification provisions contained in the DGCL.

These indemnification agreements require the Company, among other things, to indemnify the Company’s directors and officers against liabilities that may arise by reason of their status or service as directors or officers and to advance any expenses incurred as a result of any proceeding against them as to which they could be indemnified. The form of such indemnification agreements is filed as Exhibit 10.10 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-217601), filed with the SEC on May 24, 2017.

The above discussion of Section 145 of the DGCL and of the Company’s Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, the Company’s Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit Number	Description

1.1+	Form of Underwriting Agreement.

2.1†	Securities Purchase Agreement, dated as of October 15, 2018, by and among Warren Lynn Frazier, Garrett Lynn Frazier 2018 DG Trust, Derrick Chase Frazier 2018 DG Trust, Frazier Family Foundation, Inc., as sellers, Warren Lynn Frazier, solely in his capacity as seller representative, MOTI Holdco, LLC and Nine Energy Canada Inc., as buyers, Nine Energy Service, Inc. and certain other parties named therein (incorporated by reference to Exhibit 2.1 of Nine Energy Service, Inc.’s Current Report on Form 8-K filed on October 15, 2018).

2.2	First Amendment to Securities Purchase Agreement, dated June 7, 2019, by and among Warren Lynn Frazier, Garrett Lynn Frazier 2018 DG Trust, Derrick Chase Frazier 2018 DG Trust, and Frazier Family Foundation, Inc., as sellers, MOTI Holdco, LLC and Nine Energy Canada Inc., as buyers, and Nine Energy Service, Inc. (incorporated by reference to Exhibit 2.2 of Nine Energy Service, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2019).

3.1	Third Amended and Restated Certificate of Incorporation of Nine Energy Service, Inc., dated January 23, 2018 (incorporated by reference to Exhibit 3.1 of Nine Energy Service, Inc.’s Current Report on Form 8-K filed on January 23, 2018).

3.2	Fourth Amended and Restated Bylaws of Nine Energy Service, Inc., dated January 23, 2018 (incorporated by reference to Exhibit 3.2 of Nine Energy Service, Inc.’s Current Report on Form 8-K filed on January 23, 2018).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Nine Energy Service, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed on May 24, 2017).

4.2	Second Amended and Restated Stockholders Agreement, dated as of February 28, 2017, by and among Nine Energy Service, Inc. and the parties thereto (incorporated by reference to Exhibit 4.2 of Nine Energy Service, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 filed on May 24, 2017).

4.3	First Amendment to Second Amended and Restated Stockholders Agreement, dated as of July 24, 2017, by and among Nine Energy Service, Inc. and the parties thereto (incorporated by reference to Exhibit 4.3 of Nine Energy Service, Inc.’s Amendment No. 3 to Registration Statement on Form S-1 filed on August 14, 2017).

4.4	Registration Rights Agreement, dated as of October 25, 2018, by and among Nine Energy Service, Inc., the former owners of the equity interests of Magnum Oil Tools International, LTD, Magnum Oil Tools Canada Ltd. and Magnum Oil Tools GP, LLC and the other holders that may become party thereto from time to time (incorporated by reference to Exhibit 4.2 of Nine Energy Service, Inc.’s Current Report on Form 8-K filed on October 26, 2018).

Exhibit Number	Description

5.1**	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Fisher, Herbst & Kemble, P.C.

23.3**	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

+	To be filed, if necessary, by amendment or as an exhibit to a document filed under the Exchange Act and incorporated by reference herein.
†

Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

*	Filed herewith.
**	Previously filed.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 8, 2019.

Nine Energy Service, Inc.

By:	/s/ Ann G. Fox
Name: Ann G. Fox
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 8, 2019:

Signature	Title

/s/ Ann G. Fox Ann G. Fox	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Clinton Roeder Clinton Roeder	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ S. Brett Luz S. Brett Luz	Chief Accounting Officer (Principal Accounting Officer)

* Ernie L. Danner	Chairman of the Board

* David C. Baldwin	Director

* Mark E. Baldwin	Director

* Curtis F. Harrell	Director

* Scott E. Schwinger	Director

* Gary L. Thomas	Director

* Andrew L. Waite	Director

Signature	Title

* Darryl K. Willis	Director

*By:	/s/ Theodore R. Moore
Theodore R. Moore, As Attorney-in-fact